Filed Pursuant to Rule 424(b)(5)
Registration No. 333-261225

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 3, 2021)

VISTA GOLD CORP.

$8,808,752
Common Shares

This prospectus supplement (this “Supplement”) updates and amends certain information contained in the prospectus supplement, dated December 10, 2021 (the “Prospectus Supplement”), to the prospectus dated December 3, 2021 (the “Prospectus” and, together with the Prospectus Supplement, the “December 2021 Prospectus”), relating to the offer and sale of our common shares having an aggregate offering price of up to $10,000,000 from time to time through H.C. Wainwright & Co., LLC, or Wainwright, as sales agent, in “at the market” equity offerings (as defined in Rule 415 promulgated under the Securities Act of 1933, as amended) pursuant to At The Market Offering Agreement (the “Agreement”), dated November 22, 2017, as amended, that we entered into with Wainwright. Subsequently, we have sold common shares having an aggregate offering price of $1,191,248, leaving $8,808,752 of aggregate offering price under the Agreement.

This Supplement should be read in conjunction with the December 2021 Prospectus, and is qualified by reference to the December 2021 Prospectus, except to the extent that the information presented herein supersedes the information contained in the December 2021 Prospectus.  This Supplement is not complete without, and may only be delivered or used in connection with, the December 2021 Prospectus, including any amendments or supplements thereto.

Our common shares are listed on the NYSE American under the symbol “VGZ” On May 3, 2023, the closing sale price of our common shares on the NYSE American was $0.75 per share.

We are filing this Supplement to update and amend the December 2021 Prospectus to disclose that our registration statement on Form S-3 (File No. 333-261225) and related Prospectus and the December 2021 Prospectus are subject to the provisions of General Instruction I.B.6 of Form S-3, which provides that the Company may not sell securities in a public primary offering with a value exceeding one-third of its public float in any 12-month period unless its public float subsequently rises to $75.0 million or more.

As of May 4, 2023, the aggregate market value of our outstanding common shares held by non-affiliates was $72,947,753 based on 120,918,494 common shares outstanding, of which 97,263,670 shares are held by non-affiliates, and a per share price of $0.75, based on the closing price of our common stock as quoted on the NYSE American on May 3, 2023.

During the 12 calendar months prior to and including the date of this Supplement, we have sold $645,121 of securities pursuant to General Instruction I.B.6. of Form S-3. We may currently offer and sell shares of our common stock having an aggregate offering price of up to $23,670,796, including the $8,808,752 offered hereunder, from time to time under General Instruction I.B.6. of Form S-3.  If our public float increases such that we may offer and sell more than $23,670,796 under General Instruction I.B.6. of Form S-3, we will file another prospectus supplement prior to making sales in excess of $23,670,796.

Investing in our securities involves significant risks. Please read the information contained in or incorporated by reference under the heading "Risk Factors" in the Prospectus and in the Prospectus Supplement, and under similar headings in other documents incorporated by reference into this Supplement .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement, the Prospectus Supplement or the Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

Prospectus Supplement dated May 4, 2023.